Exhibit 23.2

The Board of Directors and Stockholders of
Point West Capital Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-21825 and 333-21827 on Form S-8 of Point West Capital Corporation of our report dated February 27, 1999  relateing to the consolidated statements of operations, stockholders' equity, and cash flows of Point West Capital Corporation (the consolidated statements of operations, stockholders' equity, and cash flows) for the year ended December 31, 1998, which report appears in the December 31, 2000 annual report on form 10-K of Point West Capital Corporation.

/s/KPMG LLP

San Francisco, California
March 14, 2001